Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
TITAN INTERNATIONAL, INC.

The present name of the corporation is Titan International, Inc. The corporation was incorporated under the name "Titan International, Inc." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 24, 2015. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation's Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I
Name

The name of the corporation is: TITAN INTERNATIONAL, INC. (the "Corporation").

ARTICLE II
Purpose

The purpose or purposes for which the Corporation is organized are to engage in the transaction of any or all lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE III
Registered Office/Agent

The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV
Authorized Shares

Paragraph 1. Number and Class. The total number of shares which the Corporation is authorized to issue, is 124,000,000, consisting of 120,000,000 shares of Common Stock, par value $0.0001 per share, and 4,000,000 of Preferred Stock, par value $0.0001 per share.

Paragraph 2. Rights, Powers, Preferences and Limitations of Capital Stock. The powers, preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of Common Stock and Preferred Stock are:

A. Subject to the rights accorded the holders of Preferred Stock or any series thereof pursuant to this Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") or in any Preferred Stock Designation (as defined in Section B. of this Paragraph 2 below), holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Corporation or any duly authorized committee thereof (the “Board”) from time to time and, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock will be entitled to receive pro rata all of the assets of the Corporation available for distribution to stockholders. Each issued and outstanding share of Common Stock is entitled to one vote.

B. The Board is hereby expressly authorized, by resolution or resolutions, from time to time to provide, out of the unissued shares of Preferred Stock, for shares of Preferred Stock in one or more series, and, with respect to each series, to fix the number of shares constituting such series and designation of such series and to fix the relative, participating, optional and other special rights, the powers (including voting powers, if any), the preferences, the limitations, the qualifications and the restrictions and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto (a “Preferred Stock Designation”).

ARTICLE V
Voting

In addition to any affirmative vote required by the DGCL or this Certificate of Incorporation, any merger, consolidation or sale, lease or exchange of all or substantially all of the property and assets of the Corporation for which approval of the stockholders is required under the DGCL or this Certificate of Incorporation shall require the affirmative vote of at least two-thirds of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, and if any class or series of stock of the Corporation is entitled to vote as a separate class thereon, approval of the merger, consolidation or sale, lease or exchange of all or substantially all of the property and assets of the Corporation shall require the affirmative vote of at least two-thirds of the voting power of the shares of capital stock of each such class or series entitled to vote thereon and of the total number of shares of capital stock of the Corporation entitled to vote thereon.

ARTICLE VI
Indemnification

The rights of directors and officers to indemnification and advancement of expenses shall be as set forth in the by-laws of the Corporation (as the same may be amended and/or restated from time to time (the “By-laws”).

ARTICLE VII
Director Liability

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that this Article does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. . If after this Article becomes effective, the DGCL is amended to authorize the broader elimination or limitation of liability for a director, then in addition to the foregoing elimination of liability, upon the effective date of such amendment to the DGCL, the liability of a director shall without further act also be eliminated and limited to such broader extent to the fullest extent not prohibited by the DGCL as amended. The provisions of this Article shall be deemed to be a contract with each director of the Corporation who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as much in reliance on the provisions of this Article. No repeal or amendment of these Articles shall adversely affect any right or any elimination or limitation of liability of a director existing at the time of the repeal or amendment.

ARTICLE VIII
Amendments

Except as otherwise expressly set forth in this Certificate of Incorporation, or as specifically required by law, any amendment to this Certificate of Incorporation requiring approval of stockholders shall be adopted upon receiving the affirmative vote of the holders of a majority in voting power of the outstanding shares entitled to vote on the amendment and a majority in voting power of the outstanding shares of each class or series of shares, if any, entitled to vote as a class on the amendment.

ARTICLE IX
Election/Removal of Directors

Directors of the Corporation need not be elected by written ballot unless the By-laws shall so provide. Directors can be removed with our without cause.

ARTICLE X
By-laws

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the By-laws.

IN WITNESS WHEREOF, Titan International, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 26th day of June, 2015.

TITAN INTERNATIONAL, INC.

By:/s/ Maurice Taylor
Name: Maurice M. Taylor, Jr.
Title: Chief Executive Officer

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